Exhibit 23.2

Consent and Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Bella Petrella’s Holdings, Inc.
 (A majority owned subsidiary of JVW Entertainment, Inc.)
Tampa, Florida

We hereby consent to the use in this Registration Statement of our report dated September 1, 2010 except for Note 10 as to which the date is October 29, 2010, relating to the financial statements of Bella Petrella’s Holdings, Inc. (a majority owned subsidiary of JVW Entertainment, Inc.), and to the reference to our Firm under the caption “Experts” in the Prospectus.

Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida
October 29, 2010